EXHIBIT 3.3

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                                  CYBEAR, INC.

     (Pursuant to Section 607.1006 of the Florida Business Corporation Act)

The undersigned, Scott Lodin, Vice President and Secretary of CyBear, Inc., a corporation organized and existing under the laws of the State of Florida (the "Corporation"), the Articles of Incorporation of which were duly filed with the Department of State of the State of Florida on February 5, 1997, HEREBY CERTIFIES AS FOLLOWS:

         1. The name of the corporation is CYBEAR, INC.

         2. The Articles of Incorporation of the Corporation are hereby deleted in their entirety and are amended and restated as follows:

                                 "ARTICLE I-NAME

         The name of the Corporation is CYBEAR, INC. (hereinafter called the "Corporation").

                           ARTICLE II-MAILING ADDRESS

         The current mailing address of the principal place of business of the Corporation is 4001 Southwest 47th Avenue, Suite 201, Ft. Lauderdale, Florida 33314.

                            ARTICLE III-CAPITAL STOCK

         The aggregate number of shares of capital stock which the Corporation shall have the authority to issue is (i) 25,000,000 shares of Common Stock, par value $.001 per share (the "Common Stock") and (ii) 1,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock").

         A.       PROVISIONS RELATING TO THE COMMON STOCK.

                  1. VOTING RIGHTS. Except as otherwise required by law or as may be provided by the resolutions of the Board of Directors (the "Board") authorizing the issuance of any class or series of the Preferred Stock, all rights to vote and all voting power shall be vested exclusively in the holders of the Common Stock, with each share of Common Stock entitled to one vote.

                  2. DIVIDENDS. Subject to the rights of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board, out of funds legally available therefor, dividends payable in cash, stock or otherwise.

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                  3. LIQUIDATING DISTRIBUTIONS. Upon any liquidation,
                  dissolution or winding-up of the Corporation, whether voluntary or involuntary, and after the holders of the Preferred Stock shall have been paid in full the amounts to which they shall be entitled (if any) or a sum sufficient for such payment in full shall have been set aside, the remaining net assets of the Corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of the Preferred Stock.

         B.       PROVISIONS RELATING TO PREFERRED STOCK.

                  1. GENERAL. The Preferred Stock may be issued from time to time, in one or more classes or series, the shares of each class or series to have such designations and powers, preferences and rights, and qualifications, limitations and restrictions as are stated and expressed herein and in the resolution or resolutions providing for the issuance of such class or series adopted by the Board as hereinafter prescribed.

                  2. PREFERENCES. Subject to the rights of the holders of the Corporation's Common Stock, authority is hereby expressly granted to and vested in the Board to authorize the issuance of the Preferred Stock from time to time, in one or more classes or series, to determine and take necessary proceedings fully to effect the issuance, conversion and redemption of any such Preferred Stock and, with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

                           a. whether or not the class or series is to have voting rights, special or conditional, full or limited, or is to be without voting rights;

                           b. the number of shares to constitute the class or series and the designations thereof;

                           c. the preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

                           d. whether or not the shares of any class or series shall be redeemable and if redeemable the redemption price or prices, and the time or times at which and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

                           e. whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and if such retirement or sinking fund or funds be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

                           f. the dividend rate, whether dividends are payable in cash, stock or other property of the Corporation, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of the dividends payable on any other class or classes or series of stock, whether or not such dividend shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

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                           g. the preferences, if any, and the amounts thereof
                           that the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

                           h. whether or not the shares of any class or series shall be convertible into, or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

                           i. such other special rights and protective provisions with respect to any class or series as the Board may deem advisable.

         The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution, subtracting from such series unissued shares of the Preferred Stock designated for such class, or series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

                          ARTICLE IV - REGISTERED AGENT

         The street address of the registered office of the Corporation is 4001 Southwest 47th Avenue, Suite 201, Ft. Lauderdale, Florida 33314. The name of the registered agent of the Corporation at that address is Scott Lodin.

                         ARTICLE V - BOARD OF DIRECTORS

         A. NUMBER AND TERM OF DIRECTORS. The Corporation's Board shall consist of not less than one nor more than nine members, with the exact number to be fixed from time to time in the manner provided in the Corporation's bylaws. No decrease in the number of directors shall have the effect of shortening the term of any incumbent director. Each director shall be elected for one year terms expiring at the next annual meeting of shareholders, in each case until his or her successor is duly elected and qualified or until his or her earlier resignation, death, incapacity or removal from office.

         B. VACANCIES. Whenever any vacancy on the Board shall occur due to death, resignation, retirement, disqualification, removal, increase in the number of directors, or otherwise, a majority of the remaining directors in office, although less than a quorum of the Board, may fill the vacancy for the balance of the unexpired term of the vacant directorship, at which time a successor or successors shall be duly elected by the shareholders and qualified. Notwithstanding the provisions of any other Article hereof, only the remaining directors of the Corporation shall have the authority, in accordance with the procedures stated herein, to fill any vacancy that arises on the Board.

         C. REMOVAL. A director may be removed from office prior to the expiration of his or her term: (i) with or without cause; and (ii) only upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote for the election of directors.

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                  ARTICLE VI - LIMITATION OR DIRECTOR LIABILITY

         A director shall not be personally liable to the Corporation or the holders of shares of capital stock for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the duty of loyalty of such director to the Corporation or such holders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0831 of the Florida Business Corporation Act (the "FBCA"), or (iv) for any transaction from which such director derives an improper personal benefit. If the FBCA is hereafter amended to authorize the further or broader elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the FBCA, as so amended. No repeal or modification of this Article VI shall adversely affect any right of or protection afforded to a director of the Corporation existing immediately prior to such repeal or modification.

                 ARTICLE VII - SPECIAL MEETINGS OF SHAREHOLDERS

         Except as otherwise required by law and subject to the rights of the holders of the Preferred Stock, special meetings of shareholders of the Corporation may be called only by (i) the Board pursuant to a resolution approved by a majority of the entire Board, (ii) the Corporation's Chief Executive Officer or (iii) the holders of at least ten percent (10%) of the outstanding shares of capital stock of the Corporation.

                         ARTICLE VIII - INDEMNIFICATION

         The Corporation shall indemnify and advance expenses to, and may purchase and maintain insurance on behalf of, its officers and directors to the fullest extent permitted by law as now or hereafter in effect. Without limiting the generality of the foregoing, the By-laws may provide for indemnification and advancement of expenses to officers, directors, employees and agents on such terms and conditions as the Board may from time to time deem appropriate or advisable.

                               ARTICLE IX - BYLAWS

         The Board shall have the power to adopt, amend or repeal the Bylaws of the Corporation (the "Bylaws") or any part thereof. The Bylaws may be altered, amended or repealed, and new Bylaws may be adopted, by the shareholders upon the affirmative vote of at least a majority of the outstanding shares of capital stock of the Corporation entitled to vote at a shareholders' meeting duly called for such purpose.

                              ARTICLE X - AMENDMENT

         Except as provided herein, these Amended and Restated Articles of Incorporation may be altered, amended or repealed by the shareholders of the Corporation in accordance with Florida law."

         This Amendment and Restatement of the Articles of Incorporation of the Corporation was duly adopted by the holders of the outstanding shares of common stock (which is the only class of stock entitled to be voted and which vote is sufficient to authorize and approve this Amendment and Restatement pursuant to applicable Florida law) of the Corporation on February 17, 1997, pursuant to
Section 607.0704 of the Florida Business

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Corporation Act, and was duly and unanimously adopted by all of the Directors of the Corporation, by unanimous written consent, on February 17, 1997.

         IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Corporation this 17th day of February, 1997.

                                          --------------------------------------
                                          Scott Lodin
                                          Vice President and Secretary

STATE OF FLORIDA           )
                           )SS
COUNTY OF BROWARD          )

         Personally appeared before me, the undersigned officer, duly authorized to administer oaths and take acknowledgments, Scott Lodin, to me well known or who has produced his driver's license, as the person described in and who executed and subscribed to the foregoing Articles of Incorporation, who did take an oath and he executed and subscribed to the same for the purposes therein expressed.

         IN WITNESS WHEREOF, I have hereunto set my hand and official seal this 18th day of February, 1997.

                                          /s/ SCOTT LODIN
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